											Exhibit 12.1
PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

			Successor				Predecessor
					Period from		Period from
	12 Months		12 Months		February 6, 2009		January 1, 2009
	Ended		Ended		through		through		Years Ended
	June 30,		December 31,		December 31,		February 5,		December 31,
	2011		2010		2009		2009		2008		2007		2006
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$206,735		$32,792		$256,056		$21,753		$214,835		$257,258		$259,710
AFUDC - equity	(20,360)		(12,677)		(4,108)		(69)		(2,627)		(1,351)		(7,978)
AFUDC - debt	(20,250)		(14,157)		(8,864)		(350)		(8,610)		(12,614)		(15,874)
Total	$166,125		$5,958		$243,084		$21,334		$203,598		$243,293		$235,858
Fixed charges:
Interest expense	$350,809		$321,167		$265,675		$17,291		$202,582		$217,823		$184,013
Other interest	20,360		12,677		4,108		69		2,627		1,351		7,978
Portion of rentals representative of the interest factor	6,472		5,391		9,131		1,081		11,775		9,199		9,151
Total	$377,641		$339,235		$278,914		$18,441		$216,984		$228,373		$201,142
Earnings available for combined fixed charges	$543,766		$345,193		$521,998		$39,775		$420,582		$471,666		$437,000

Ratio of Earnings to Fixed Charges	1.44	x	1.02	x	1.87	x	2.16	x	1.94	x	2.07	x	2.17	x